Exhibit 21.1

List of Subsidiaries of Tribune Publishing Company

Name of Subsidiary	Jurisdiction of Organization	Ownership Percentage
Tribune Publishing Company, LLC	Delaware	100%
The Baltimore Sun Company, LLC	Delaware	100%
Chicago Tribune Company, LLC	Delaware	100%
The Daily Press, LLC	Delaware	100%
The Morning Call, LLC	Delaware	100%
Los Angeles Times Communications LLC	Delaware	100%
Orlando Sentinel Communications Company, LLC	Delaware	100%
Sun-Sentinel Company, LLC	Delaware	100%
Chicagoland Publishing Company, LLC	Delaware	100%
Tribune Direct Marketing, LLC	Delaware	100%
CIPS Marketing Group, Inc.	California	50%
California Community News, LLC	Delaware	100%
The Hartford Courant Company, LLC	Delaware	100%
Hoy Publications, LLC	Delaware	100%
Builder Media Solutions, LLC	Delaware	100%
Tribune Washington Bureau, LLC	Delaware	100%
Tribune Interactive, LLC	Delaware	100%
Tribune 365, LLC	Delaware	100%
Tribune Content Agency, LLC	Delaware	100%
McClatchy / Tribune Information Services	District of Columbia	100%
HomeFinder.com, LLC	Delaware	33.33%
Blue Lynx Media, LLC	Delaware	100%
forsalebyowner.com, LLC	Delaware	100%
Tribune Content Agency London, LLC	Delaware	100%
Tribune Hong Kong Limited	Hong Kong	100%
Internet Foreclosure Service, LLC	Delaware	100%
ForSaleByOwner.com Referral Services, LLC	Delaware	100%
Local Pro Plus Realty, LLC	Delaware	100%
TCA News Service, LLC	Delaware	100%
Capital-Gazette Communications, LLC	Maryland	100%
Carroll County Times, LLC	Maryland	100%